UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 06, 2024

Amtech Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

58 S. River Drive, Suite 370
Tempe, Arizona		85288
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 967-5146

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 7, 2024, Amtech Systems, Inc. (the “Registrant” or the “Company”) announced by press release its results of operations for the third quarter ended June 30, 2024. A copy of the press release is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained in this Current Report, including the accompanying Exhibit 99.1, is furnished pursuant to Item 2.02 of Form 8-K and shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The information in this Current Report, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

CFO Transition

Amtech Systems, Inc. (the “Company”) announced that Lisa Gibbs has submitted her resignation as Chief Financial Officer and Board member, effective as of the close of business on August 7, 2024, to assume an executive role at another company. Ms. Gibbs’ decision to step down is not the result of any dispute or disagreement with the Company on any matter relating to its accounting or financial policies or procedures or its financial statements or disclosure. In connection with Ms. Gibbs’ departure, the Company has agreed to pay Ms. Gibbs a bonus, $150,000 of which is payable following the filing of the Company’s 10-Q for the quarterly period ended June 30, 2024 and $30,000 is payable following the Company’s filing of its Form 10-K for the fiscal year ending September 30, 2024.

On August 6, 2024, the Board, based on the recommendation of the Audit Committee, approved the appointment of Wade M. Jenke as the Company’s new Chief Financial Officer effective August 8, 2024. Mr. Jenke, age 41, joined the Company on August 5, 2024. Prior to joining the Company, Mr. Jenke served as Chief Financial Officer of EMS Group, a business unit of ASSA ABLOY Opening Solutions from January 2018 to July 2024. From September 2016 to December 2018, Mr. Jenke served as Vice President of Finance and Director of Accounting at HES Inc. From June 2012 to August 2016, Mr. Jenke served as HES Inc.’s Senior Manager of Finance and Cost Analysis. Mr. Jenke received his B.S. and MBA from Arizona State University.

Mr. Jenke has no arrangements or understandings with any other person pursuant to which he was appointed as the Chief Financial Officer, and no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Jenke does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Jenke entered into an offer letter with the Company, effective August 8, 2024, in connection with his appointment as Chief Financial Officer of the Company. Under the terms of the offer letter, Mr. Jenke (i) will receive an annual base salary of $280,000, (ii) is eligible to receive a target annual performance-based incentive bonus of $140,000 upon the achievement of established individual and company operational goals paid in 60% cash and 40% restricted stock, and (iii) will receive 30,000 stock options. Such options will vest in three equal increments on the 1-year, 2-year and 3-year anniversary dates of the grants and have a 10-year life.

Mr. Jenke will also be entitled to (i) participate in all employee benefit programs, plans and arrangements (including, without limitation, the 401(k) plan with discretionary company match, group medical, life, disability, dental and vision coverage), and (ii) four (4) weeks of paid vacation time per year and one (1) week of sick leave per year (earned over his first year of employment).

Mr. Jenke’s offer letter is an at-will agreement.

A copy of the press release announcing Ms. Gibbs departure and Mr. Jenke’s appointment as CFO is included as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

Amendment to Daigle Stock Option Award Agreement

On August 6, 2024, the Compensation Committee approved an amendment to Mr. Daigle’s stock option award agreement to permit Mr. Daigle the right to exercise vested options following his termination of service for the term of such option grants, subject to certain exceptions set forth in such amendment.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 7, 2024

99.2	Press release dated August 7, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	August 7, 2024	By:	/s/ Lisa D. Gibbs
Name: Lisa D. Gibbs Title: Vice President and Chief Financial Officer